UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     December 7, 2012

AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Jericho Quadrangle, Suite 109 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01             Entry Into a Material Definitive Agreement

As previously disclosed, on October 31, 2012 (the “Effective Date”), Elk Associates Funding Corporation (“Elk”), a wholly-owned subsidiary of Ameritrans Capital Corporation (“Ameritrans” and together with Elk, the “Company”), and the United States Small Business Administration (the “SBA”), entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”)  with respect to Elk’s pending lawsuit against the SBA, captioned Elk Associates Funding Corporation v. United States Small Business Administration et al (Case No. 12-0438 (CKK)).  The Settlement Agreement provided, among other things, for the payment by Elk to the SBA of $7,900,000 (the “Settlement Payment”) within 45 days of the Effective Date (the “Original Payoff Deadline”) and the surrender of Elk’s small business investment company license, in full and final satisfaction of all outstanding SBA leverage owed to the SBA through the Effective Date plus all additional interest which may accrue through the date the Settlement Payment is made.

On December 7, 2012, Elk and the SBA entered into an amendment to the Settlement Agreement (the “Amendment”) which extends the Original Payoff Deadline until January 7, 2013.

Ameritrans believes that it will be in a position to cause Elk to make the Settlement Payment within the applicable time period set forth in the Settlement Agreement, as amended by the Amendment.  However, there can be no assurance that Elk will have such funds or as to the terms of any financing that may be available to Ameritrans and/or Elk in order to procure such funds.

The description of the Amendment set forth above is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 99.1

Item 9.01             Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Amendment to Settlement Agreement and Mutual Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: December 7, 2012	By:	/s/ Michael Feinsod
Name: Michael Feinsod
Title: Chief Executive Officer and President